Exhibit 3.3

AMENDMENT TO THE BYLAWS
OF
INTERLINK ELECTRONICS, INC.
(a Nevada Corporation)

THIS AMENDMENT TO THE BYLAWS of INTERLINK ELECTRONICS, INC., a Nevada corporation (the “Corporation”) evidences the action of the Board of Directors of the Corporation taken by Unanimous Written Consent, dated January 18, 2016 to amend Sections 6.1 and 6.2 of Article VI of the Bylaws of the Corporation to read in their entirety as follows:

Section 6.1.  Certificates for Stock.  Shares of stock of the Corporation may but need not be represented by certificates. The rights and obligations of stockholders shall be identical whether or not their shares are represented by certificates. Every owner of stock of the Corporation shall be entitled to have a certificate or certificates, to be in such form as the Board shall prescribe, certifying the number and class of shares of the stock of the Corporation owned by him. If shares are represented by certificates, such certificates shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman or Chief Executive Officer or President, and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer. Any of or all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, any such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the respective names of the persons, firms or corporations owning the shares represented by such certificates, the number and class of shares represented by such certificates, respectively, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided for in Section 6.4.

Section 6.2.  Transfers of Stock. Transfers of shares of stock of the Corporation shall be made on the books of the Corporation by the registered holder thereof, or by his attorney thereupon authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or transfer agent appointed as provided in Section 6.3, and (i) upon the surrender of the certificate therefor, which shall be cancelled before a new certificate shall be issued, if such shares are represented by a certificate of stock or (ii) by delivery to the Corporation of such evidence of transfer as may be required by the Corporation if such shares are not represented by certificates.  The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be so expressed in the entry of transfer if, when the certificate or certificates shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.

IN WITNESS WHEREOF, the undersigned has hereby subscribed his name as of this 18th day of January, 2016.

/s/ Tracy Kern
Name:	Tracy Kern
Title:	Secretary